Exhibit 10.45

EXECUTIVE CHAIRMAN AGREEMENT

The terms contained in this Executive Chairman Agreement (the “Chairman Agreement” or this “Agreement”), effective as of January 1, 2022, supersede and replace the terms contained in the Chairman Agreement, dated as of September 1, 2019, by and between SQL Technologies Corp. (together with its subsidiaries and predecessor companies hereinafter referred to as the “Company”) and Rani Kohen (hereinafter referred to as the “Chairman” or “Executive”), as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1. Engagement. The Company hereby agrees to engage Chairman, who currently serves as the Executive Chairman of the Board of Directors of the Company (the “Board of Directors”), as Executive Chairman of the Company, and Chairman hereby accepts such engagement in accordance with the terms of this Chairman Agreement.

2. Duties of Executive Chairman. The duties of Chairman shall include advising Company management and its Board of Directors concerning matters relating to the management and organization of the company, its business affairs, corporate and product development and other projects as agreed by the Board of Directors. Chairman shall perform all duties in a professional, ethical and businesslike manner. Chairman shall be required to devote such time to the affairs of the Company as shall be necessary to manage such affairs. Chairman shall perform such duties principally from offices he maintains in Fort Lauderdale and Miami, Florida and Atlanta, Georgia, subject to such reasonable travel as may be required, and shall not be required to relocate his residence.

3. Compensation: Chairman will be paid compensation during this Chairman Agreement as follows:

a)	An annual fee of $300,000 (three hundred thousand dollars) commencing effective January 1, 2022, payable in installments according to the Company’s regular payroll schedule. The Board of Directors may, at its sole discretion, during the decision for which the Chairman as executive chairman will recuse himself from such discussions, award Chairman bonus compensation in addition to any cash or stock incentive compensation due to Chairman. In the event that the Company has a significant cash raise, the Company will increase Chairman’s annual cash compensation in good faith.

b)	For each year of this Agreement, Executive Chairman is hereby granted an option to purchase 340,000 shares of the Company’s common stock at a price of $12.00 per share (the “Compensation Options”), which shall vest at the end of each year of this Agreement; however, in the event the Company is acquired, or is the non-surviving entity in a merger, or sells all or substantially all of its assets (the “M&A Transaction”), prior to January 1, 2024, Chairman’s Compensation Options shall vest immediately. Said Compensation Options will have a 5-year term and the Chairman will have the option of a cash-less exercise.

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c)	An annual incentive compensation of cash, stock and/or options equal to 0.5% of the Company’s annual Gross Revenue (as defined below). Said incentive options will have a 5-year term and the Chairman will have the option of a cash-less exercise.

Gross Revenue: Sales less any returns and discounts.

d)	A sign-on bonus of 5-year options to purchase 120,000 common stock shares of the company, at $12.00 per share (“Sign-On Bonus”), which shall vest in its entirety to Executive on January 1, 2023. In the event the Company is acquired, or is the non-surviving entity in a merger, or sells all or a majority of its assets, all of the Sign-On Bonus shares shall vest immediately.

e)	A Supplemental Bonus in options, based on Company’s capitalization to purchase shares of the Company’s stock (the “Bonus Options”). The Company will grant Chairman Bonus Options to purchase 500,000 shares of the Company’s common stock at $6.00 per share upon the Company achieving each of the following market capitalization: $500,000,000; $1,000,000,000; $1,500,000,000; $2,000,000,000; and Bonus Options to purchase 500,000 shares of the Company’s common stock at $7.00 per share upon the Company achieving each of the following market capitalization: $3,000,000,000; $4,000,000,000; $5,000,000,000; $6,000,000,000; and Bonus Options to purchase 500,000 shares of the Company’s common stock at $8.00 per share upon the Company achieving each of the following market capitalization: $7,000,000,000; $8,000,000,000; $9,000,000,000; $10,000,000,000; Said bonus options of this Agreement as well as for all other Chairman’s agreements will have a 5-year term and the Chairman will have the option of a cash-less exercise. In the event that the Company achieves a $10 billion valuation, for each valuation increase of $1,000,000,000 for up to $30 billion in the Company’s valuation, the Executive Chairman will receive an option to purchase 500,000 shares at an exercise price of $12 per share. In the event that the Company exceeds a $30 billion valuation, the Company and Chairman will negotiate a mutually acceptable amendment to this Chairman Agreement.

f)	Pursuant to the previous Chairman Agreement entered into in September 2019, in addition to Section 3(e) above, the Company will grant to Chairman Bonus Options to purchase 500,000 shares of the Company’s common stock at $3.00 per share upon the Company achieving each of the following market capitalizations: $300,000,000; $500,000,000; and $750,000,000; Bonus Options to purchase 500,000 shares of the Company’s common stock at $4.00 per share upon the Company achieving each of the following market capitalizations: $1,000,000,000; $1,500,000,000; and $2,000,000,000; and Bonus Options to purchase 500,000 shares of the Company’s common stock at $5.00 per share upon the Company achieving each of the following market capitalizations: $2,500,000,000 and $3,000,000,000.

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4. Benefits.

a)	Vacation. Executive shall be entitled to five weeks paid vacation days each year.

b)	Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

c)	Medical and Group Life Insurance. In the event the Company offers such a plan, Company agrees to include Chairman, including Chairman’s immediate family, at the Chairman’s option, in a group medical and hospital insurance plan the Company may offer during this Chairman Agreement. The offering of a group medical and hospital insurance plan is at the discretion of the Company and NOT a condition of engagement by the Chairman.

d)	Expense Reimbursement. Chairman shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Chairman in the performance of Chairman’s duties. Chairman will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

e)	Vehicle Reimbursement. Chairman shall be entitled to a Car Allowance of $1,000 per month, which shall be paid periodically together with Chairman’s salary. The Chairman’s vehicle should be, above all, highly reliable, safe and secure for the user, while meeting some of the user’s personal preferences and needs.

f)	Other.

(i)	In the event Chairman invents additional new products and applications for the company, including products based on the existing intellectual property of the Company, Chairman will be entitled to additional compensation that will be determined by the Company’s board of directors in good faith and fair value.

(ii)	The Company shall reimburse Chairman for the cost of a cellular phone.

(iii)	In the event this Agreement is terminated, all stock and options owed to Chairman will vest immediately.

(iv)	The cash compensation may be enhanced upon in the near future upon Board of Directors approval.

5. Initial Term. The Initial Term of this Chairman Agreement shall commence effective January 1, 2022 and it shall continue in effect for a period of three (3) years. Thereafter, the Chairman Agreement shall be renewed automatically agreement of Chairman and Company unless decided otherwise by the Board of Directors or the Chairman.

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6. Termination

a)	The Company may terminate Chairman for cause. Cause shall be defined as:

(i) An act of fraud, embezzlement or theft;

(ii) A material violation of this Chairman Agreement by Chairman, which is not cured within 60 days after written notice thereof

(iii) Chairman’s death, disability or incapacity.

b)	This Chairman Agreement is an employment agreement and nothing in the Company’s policies, actions, or this document shall be construed to alter the nature of Executive’s status with the Company, and Chairman understands that the Company may terminate Executive’s employment at any time for any reason or for no reason, provided it is not terminated in violation of state or federal law. If, however, Executive is terminated without cause, Company shall pay to Executive an amount calculated by multiplying the Executive’s monthly salary, at the time of such termination, times the number of months remaining in the Initial Term (as an example, if Executive were terminated at the end of the sixth month of employment, Executive would be entitled to receive a one-lump payment in cash equal to the remaining six months base compensation of the Initial Term at the time of termination). In addition, if Executive is terminated without cause, Executive’s Sign-on Bonus shares shall immediately vest and Executive’s Compensation Shares shall vest on a pro rata basis with the number of days from the first date of the Term through the last date of employment as the numerator and the number of days from the first date of employment to August 31, 2019 as the denominator. In the event of such termination, Executive shall be entitled to any due and unpaid Incentive Compensation then in effect.

c)	This Chairman Agreement and Chairman’s engagement may be terminated by the Company’s Board of Directors unanimously at its discretion at any time after the Initial Term, provided that in such case, Chairman shall be fully paid for all incentives and will be entitled for a compensation for any and all of his invented products.

d)	This Chairman Agreement may be terminated by Chairman at Chairman’s discretion by providing at least ninety (90) days prior written notice to Company. In the event of termination by Chairman pursuant to this subsection, Company may immediately relieve Chairman of all duties and immediately terminate this Chairman Agreement, provided that Company shall pay Chairman at the then applicable annual fee rate to the termination date included in Chairman’s original termination notice.

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e)	In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Chairman Agreement shall not be terminated and the Company will ensure that the transferee or surviving company is bound by the provisions of this Chairman Agreement and all shares grants and any other compensations shall vest and paid immediately.

f)	In the event of Chairman’s employment is terminated by reason of Executive’s death, the Company shall (i) pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death, in a lump sum in cash twelve (12) months of Executive’s Base Salary or Executive’s Base Salary through the remainder of the year in which Executive’s death occurs, whichever is more, and (ii) any and all Annual Stock Compensation, Incentive Compensation, Sign-On Bonus and Supplemental Bonus as described in Section 3 b), c), d) and e), due Chairman shall be bequeathed to Executive’s designated beneficiary or beneficiaries.

7. Notices. Any notice required by this Chairman Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

SQL Technologies Corp.

11030 Jones Bridge Road, Suite 206

Johns Creek, Georgia 30022

If to Chairman:

Rani Kohen

[*]

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8. Governing Law. This Chairman Agreement shall be construed and enforced in accordance with the laws of the state of Florida

9. Headings. Headings used in this Chairman Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment. Neither this Chairman Agreement nor any or interest in this Chairman Agreement may be assigned by Chairman without the prior express written approval of Company, which may be withheld by Company at Company’s absolute discretion.

11. Severability. If any term of this Chairman Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Chairman Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Chairman Agreement. Any controversy claims or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Florida, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

***** Signature Page Follows *****

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IN WITNESS WHEREOF, the parties hereto have executed this Chairman Agreement effective as of January 1, 2022.

SQL TECHNOLOGIES CORP.

/s/ John P. Campi
John P. Campi, President & CEO

EXECUTIVE CHAIRMAN

/s/ Rani Kohen
Rani Kohen

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